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                                                                  Exhibit 10.87


         AGREEMENT entered into as of the 15th day of March, 1997, by and between COLLAGEN CORPORATION ("COLLAGEN") and HOWARD PALEFSKY ("PALEFSKY").

                                    RECITALS

          A. PALEFSKY is presently employed by COLLAGEN as its Chairman and Chief Executive Officer.

         B. PALEFSKY desires to terminate his position as COLLAGEN's Chairman and Chief Executive Officer but to continue his association with COLLAGEN, and COLLAGEN is willing to accept such termination and to continue such association.

        IT IS THEREFORE AGREED as follows:

         1. Resignation as Executive. PALEFSKY hereby resigns as Chairman and Chief Executive Officer of COLLAGEN effective March 15, 1997 (the "Effective Date").

         2.       Continued Employment.

                  (a) Notwithstanding such resignation, PALEFSKY shall continue to serve as a director of COLLAGEN and, at the discretion of the Board of Directors, as Chairman of its Board of Directors for the balance of his present term as a director. Upon the mutual consent of COLLAGEN and PALEFSKY, PALEFSKY shall be nominated for election at each of the next two annual elections of directors by the stockholders of COLLAGEN.

                  (b) In addition, COLLAGEN agrees to employ PALEFSKY as a consultant and PALEFSKY agrees to provide consulting services to COLLAGEN for a period of three years from the Effective Date. PALEFSKY shall be available to spend, except during normal

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vacation periods, an average of 40 hours per month during the first year of his consultancy and an average of 20 hours per month, except during normal vacation periods, during the second and third year of his consultancy (at times reasonably convenient to PALEFSKY and COLLAGEN), during which he shall perform such consultancy services as shall reasonably be requested by the Chief Executive Officer of COLLAGEN.

         3.       Compensation and Related Matters.

                  (a) Consulting Fee. During each of the first 24 months of his consultancy, PALEFSKY shall be paid a consulting fee of $29,166.67.

                  (b) Additional Compensation. As additional compensation for services during his consultancy and for his noncompetition agreement pursuant to
Section 4 hereof, COLLAGEN shall (i) pay to him a bonus of $650,000 within 30 days from the Effective Date; (ii) conditioned on completion of the first year of his consultancy and noncompetition after the Effective Date, COLLAGEN shall pay to PALEFSKY a bonus of $225,000 on the first anniversary date of this Agreement and shall also forgive $425,000 of the principal and any accrued interest thereon of outstanding loans totaling $475,000 in principal, dated August 1994, June 1995 and December 1995 made to PALEFSKY by COLLAGEN; and (iii) conditioned in addition on completion of the second year of his consultancy after the Effective Date, COLLAGEN shall forgive the balance of the principal and any accrued interest thereon of the said loans and shall also forgive the entire principal balance and any accrued interest thereon of the


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$1,080,000 loan dated February 1996, made by COLLAGEN to PALEFSKY.

                  (c) Cancellation of Prior Bonus Agreement. The parties confirm that the Cash Bonus Agreement dated February 13, 1996, between the parties shall be superseded by this Agreement and shall be of no further force or effect.

                  (d) Expenses. During his consultancy, PALEFSKY shall be entitled to prompt reimbursement for all reasonable expenses incurred by him in performing his duties hereunder, provided that such expenses are incurred and accounted for in accordance with the normal policies and procedures established by COLLAGEN.
                  (e) Other Benefits. During the term of his consultancy, for the period provided by COBRA, PALEFSKY shall be entitled to continue to participate in each COLLAGEN medical plan, dental plan, vision plan and employee assistance plan in which he now participates. Such participation shall be at COLLAGEN's expense during the first year after the Effective Date and at PALEFSKY's expense thereafter.

                  (f) Stock Options. All of PALEFSKY's options to purchase COLLAGEN stock shall continue to vest during his period of consultancy and shall in any event be 100 percent vested on conclusion of his consultancy for any reason.

                  (g) Services Furnished. During the first twelve months from the Effective Date, COLLAGEN shall furnish to PALEFSKY, at COLLAGEN's expense, office space comparable to his current office space and such services as are suitable to his consultancy and adequate for the performance of his duties,

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including but not limited to the services of his present administrative assistant if she is able and willing to provide such services or, if she is not, the services of a suitable replacement. During the first twelve months from the Effective Date, such administrative assistant shall continue to be employed by COLLAGEN at its expense and shall continue to be entitled to participate in all COLLAGEN employee benefit programs, provided that she shall only be entitled to participate in any COLLAGEN bonus programs for the year 1997. The above services shall be furnished at such location in the San Francisco Bay Area as the parties may reasonably agree.

                  (h) Continuation of Payments. If PALEFSKY should become permanently disabled, as determined under COLLAGEN's long-term disability policy, during the term of this Agreement, the payments set forth in paragraphs 3(a) and 3(b) and the benefits provided in paragraph 3(e) shall continue to be made to him. If PALEFSKY should die during the term of this Agreement, the payments and forgiveness of loans set forth in paragraphs 3(a) and 3(b) shall continue to be made to or for the benefit of his written designee or his estate as set forth in Section 7 hereof.

                  (i) Confidential Information, Secrecy, and Inventions. So long as PALEFSKY is retained as a consultant to COLLAGEN pursuant to the terms of this Agreement, PALEFSKY shall continue to be bound by the confidentiality, secrecy or invention provisions of any agreement between COLLAGEN and him by which he is presently bound.

         4.       Noncompetition.

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                  (a) During the period of his consultancy, PALEFSKY agrees that he will not, directly or indirectly, by way of ownership, management or otherwise, whether or not for compensation, either as a consultant, employer, employee, agent, principal, partner, stockholder (other than ownership of less than three percent of the outstanding capital stock of a publicly-traded corporation), officer, director or in any other representative or individual capacity engage in any activity relating to the COLLAGEN Business. The term "COLLAGEN Business" shall mean any development, manufacture, distribution or sale of collagen for cosmetic or therapeutic purposes, and includes only those companies listed in Exhibit A, attached hereto.

                  (b) The provisions of this Section 4 shall not be deemed to prevent PALEFSKY from acting as a consultant, employee, agent, stockholder, officer or director of a corporation or other entity which is not listed in Exhibit A, and which is engaged in the COLLAGEN Business, even if any such company also includes groups or divisions that are engaged in the COLLAGEN Business, provided that PALEFSKY does not participate directly or indirectly in any such activities (including without limitation the evaluation of licensing or acquisition opportunities).

         5.       Termination.

                  (a) By COLLAGEN. COLLAGEN may terminate PALEFSKY's consultancy and its obligation to make payments to him for his consultancy at any time for Cause. COLLAGEN shall have Cause to terminate PALEFSKY's consultancy upon (i) his continued failure to substantially perform his duties hereunder (other than a

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failure resulting from his disability) after written notice delivered to him that specifically identifies the manner in which PALEFSKY has not substantially performed his duties, or (ii) the engaging by PALEFSKY in knowingly illegal or grossly negligent conduct which is materially injurious to the Company.

                  (b) By PALEFSKY. PALEFSKY may voluntarily terminate his consultancy with and/or resign as a director of COLLAGEN at any time. If he should voluntarily resign his consultancy, PALEFSKY shall not thereafter be entitled to any further payment of consultancy fees or other payments and forgiveness of loans under paragraphs 3(a) and 3(b) or the benefits and services described in paragraphs 3(e) and 3(g).

         6. Insurance and Indemnity. COLLAGEN shall, to the extent permitted by law, include PALEFSKY during the term of this Agreement under any directors and officers liability insurance policy maintained for its directors and officers, with coverage at least as favorable to PALEFSKY in amount and each other material respect as the coverage of other directors and officers covered thereby. This obligation to provide insurance and indemnify PALEFSKY shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of PALEFSKY occurring during PALEFSKY's employment with COLLAGEN or with any affiliated company. Such obligations shall be binding upon COLLAGEN's successors and assigns and shall inure to the benefit of PALEFSKY's heirs and personal representatives.

         7. Successors; Binding Agreement. This Agreement and all


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rights of PALEFSKY hereunder shall inure to the benefit of and be enforceable by
PALEFSKY's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding on the successors and assigns to COLLAGEN. If PALEFSKY should die while any amounts would still be payable to him or loans should remain to be forgiven hereunder if he were living, all such amounts shall be paid or forgiven in accordance with the terms of this Agreement to or for the benefit of his written designee or, if there be no such designee, to his estate.

         8. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to PALEFSKY:      Howard PALEFSKY
                              COLLAGEN Corporation
                              2500 Faber Place
                              Palo Alto, CA 94303

         If to COLLAGEN:      COLLAGEN Corporation
                              2500 Faber Place
                              Palo Alto, CA 94303
                              Attention:  Chief Executive Officer

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         9. Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by PALEFSKY and COLLAGEN. This Agreement, along with any

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stock option or restricted stock agreements between the parties, constitute the entire agreement between the parties regarding their employment relationship, and any other agreements are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         10. Governing Law; Severability. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         11. Withholding. All payments required to be made by COLLAGEN hereunder to PALEFSKY or his estate or beneficiaries shall be subject to the withholding of such amounts as COLLAGEN may reasonably determine it should withhold pursuant to any applicable federal or state income tax law.

         12. Arbitration. In the event of any dispute or claim relating to or arising out of the parties' employment or consulting relationship or this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, race, sex, disability or other discrimination), all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted under the rules of the American Arbitration Association in Santa Clara County, California; provided, however, that this arbitration


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provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

         13. Miscellaneous. No right or interest to, or in, any payments shall be assignable by PALEFSKY; provided, however, that this provision shall not preclude PALEFSKY from designating in writing one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto. This Agreement shall be binding upon and shall inure to the benefit of PALEFSKY, his heirs and legal representatives and COLLAGEN and its successors.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

COLLAGEN CORPORATION

By:  /s/ Charlene Friedman                            /s/ Howard Palefsky
     ---------------------                            -------------------
                                                      HOWARD PALEFSKY
Title: General Counsel and
       --------------------
       Assistant Secretary
       -------------------





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                                    EXHIBIT A


                                LIST OF COMPANIES



                                     MENTOR
                                     INAMED
                                     MEDICIS
                                  COLLAGENESIS
                                    ISOLAGEN
                                    FIBROGEN
                                 FUSION MEDICAL
                                 REGEN BIOLOGICS




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